Exhibit 99.1

Weatherford International plc (the “Company”) prepared a set of financial projections for years 2019 through 2022 that were included in the Company’s disclosure statement (the “Disclosure Statement Projections”) as part of its case under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Southern District of Texas. The Company has subsequently revised its financial projections (the “Updated Projections”) and on October 7, 2019, disclosed via a Form 8-K as required pursuant to its Irish examinership proceeding.

The Disclosure Statement Projections were finalized in June 2019 and included the Company’s actual financial results through April 2019 and forecasted financial results from May 2019 onwards. Since that time, the outlook for the oilfield services sector has declined necessitating that the Company reassess its outlook for 2019 as well as the subsequent projection years.

The Updated Projections reflect the Company’s revised outlook for 2019, including actual financial results through August 2019 as well as a lower oil price forecast through 2021, which consequently reduces the outlook for both rig count and customer spending. For example, the Updated Projections are predicated on assumed Brent Crude Oil prices in 2020 of $60 per barrel as compared to a $70 per barrel price used for the Disclosure Statement Projections. The negative impact of the revised market outlook is concentrated in the United States, as evidenced by a 12% reduction in US rig count from June to October 2019 and is also expected to impact the ramp-up of new technology introductions. The Updated Projections assume negative current end-market growth assumptions for North America, largely driven by the United States. Internationally, growth in Latin America is expected to contract in the short-term, offset by improvements in Asia and Middle East North Africa. Overall, capital expenditure is expected to decline globally in 2020 across the Company’s end-markets. A summary of the key changes encapsulated in the Updated Projections is shown below.

Revised Management Forecast Bridge for Updated Projections

	Revenue				EBITDA
($ in Millions)	2019	2020	2021	2022	2019[1]	2020	2021	2022
Disclosure Statement Projections	$5,385	$5,442	$5,632	$5,801	$640	$889	$1,000	$1,046

North America	$(87)	$(158)	$(46)	$(48)	$(39)	$(79)	$(23)	$(24)
Rest of World	92	(58)	67	68	(5)	(37)	0	8
New Technology	(41)	(51)	(201)	(207)	(16)	(23)	(77)	(80)

Net Change	$(37)	$(267)	$(180)	$(186)	$(60)	$(139)	$(100)	$(96)

Updated Projections	$5,348	$5,175	$5,452	$5,615	$580	$750	$900	$950
Memo: EBITDA Margin					10.8%	14.5%	16.5%	16.9%

1. Actual EBITDA for the first six months of 2019 was approximately $243 million.

The Updated Projections reflect improved operating performance in 2020 and 2021 relative to 2019. Consistent with the Disclosure Statement Projections, the Updated Projections for 2020 include approximately $120 million of anticipated benefits from cost savings initiatives related to reductions in direct and support costs consistent with lower activity levels, combined with benefits from the Company’s manufacturing footprint rationalization implemented at the end of 2018 and early 2019. The Company also expects benefits from several supply chain initiatives that have been executed over the past calendar year and an approximately $50 million reduction in net compensation costs as restructuring-retention programs are phased out. Summarized below is a bridge of the key factors that underlie the changes in revenue and EBITDA performance in the Updated Projections.

Year-Over-Year Forecast Bridge for Updated Projections

	Revenue		EBITDA
($ in Millions)	2020	2021	2020	2021
Prior Year Projections	$5,348	$5,175	$580	$750

Net Activity	$(151)	$116	$(59)	$50
Transformation & New Technology	111	161	166	130
Divestitures	(133)	--	14	3
Compensation & Other One-Time Items	--	--	51	(33)

Net Change	$(174)	$276	$171	$150

Current Year Projections	$5,175	$5,452	$750	$900
Memo: EBITDA Margin			14.5%	16.5%

As announced on October 7, 2019, the Company remains on its previously disclosed timeline to emerge from bankruptcy in the fourth quarter of 2019 with ample liquidity and significantly reduced debt. Anticipated liquidity at year-end 2019 is approximately $950 million comprised of $535 million of unrestricted cash, as shown in the Form 8-K, approximately $100 million of trapped cash, approximately $50 million of cash collateralizing bilateral letters of credit (“LCs”) in foreign jurisdictions and approximately $250 million of liquidity through availability on its contemplated exit financing facilities ranging between $600 and $650 million. The $535 million of unrestricted cash disclosed in the Form 8-K can be bridged to the $419 million Q4’19 ending cash balance in the Disclosure Statement Projections as follows:

Disclosure Statement to 8-K Cash Bridge

Original Q4'19 DS Ending Cash	$419
+ New Money Exit Senior Unsecured Notes	350
(-) 2H'19 Operating Performance / Working Capital	(56)
(-) Additional Backstop Fees	(19)
(-) Trapped Cash	(100)
(-) Cash Collateralizing LCs	(50)
(-) Anticipated Incremental Process Costs Due To Longer Process	(10)
8-K Q4'19 Unrestricted Cash	$535
+ Trapped Cash	100
+ Cash Collateralizing LCs	50
Q4'19 Total Cash	$685

Disclosure Statement to 8-K Cash Bridge